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EXHIBIT 10.32

RENTAL CONTRACT

Between
Proxima ASA
Business No. 976 683 420
(hereafter called Lessee)

and

Vaerste AS
(hereafter called Lessor)

the following rental contract has been concluded this day concerning the rental of premises at K.G. Mejdahlsvei 9, Courtyard No. 423, Unit No.2 in Fredrikstad township.

1.
DESCRIPTION OF RENTAL

  The rental includes a newly-built manufacturing, warehouse, and office structure of approximately 3000 square meters gross area, situated as shown on the drawing, see Enclosure 1.

  The rental additionally includes110 parking spaces.

  The size of the interior rental area is calculated in accordance with the Norwegian Standard NS 3940 "Area and Volume Measurement of Buildings" when building is completed. The rent is calculated on this basis.

2.
CONDITION OF PREMISES AT DELIVERY OF POSSESSION

  The premises will be delivered to Lessee in the same condition they are found at the time this contract was concluded. All additional installations and additional work over and above the condition, in which the premises are found, must be undertaken and paid for in their entirety by Lessee after prior written consent by Lessor, see Point 9 a).

3.
USE OF PREMISES

  The premises are to be used for manufacturing in conformity with the drawings dated May 12, 2000.

4.
COMPLETION OF STRUCTURE/RENTAL TERM

  The structure will be completed by February 1, 2001 (completion date) provided that the building permit is granted before June 16, 2000. If the building permit is granted after June 16, 2000, the completion date will be set back accordingly. The premises will be delivered fully furnished and in functional condition comparable to Unit No. 6267, finished May 1, 1999.

  The lease runs continuously until February 1, 2011, after which the rental contract ends without further notice or termination.

  Lessee has the right to negotiate a renewal of the rental contract at market value for a term of an additional 10 years.

  In the event that Lessee wishes to make use of his right to negotiate, he must notify Lessor thereof in writing, at the latest, six (6) months before the contract expires, that is, before July 31, 2010.

5.
RENT

a)
The rent is 2,625,000 Norwegian kroner (NOR) per year (875 NOR per square meter), and is to be paid quarterly and timely on the 1st of each calendar quarter in the sum of 656,250 NOR.

    The parking spaces are to be paid in the sum of 1,500 NOR per space per year, a total of 165,000 NOR per year/41,250 NOR per calendar quarter.

  b)
  Conditions of the rental price: The entire project is to be defined as a manufacturing locale and thereby non-taxable.

    If Lessee desires changes beyond the agreed qualities, the rent will be increased by 12.5% of the invested sum.

    The basis for the rental price is the division of costs, as for the manufacturing locale rented from May 1, 1999.

  c)
  Lessor can, effective January 1 of each year, starting January 1, 2002, demand that the rent be adjusted in conformity with any rise in the Statistical Central Bureau's consumer price index, or—should this be discontinued—another comparable official index. The basis for the first-time calculation is the rent fixed by the contract and the index indicator for October 15, 2000 forward to October 15, 2001. The basis for subsequent yearly adjustments on January 1 consists of the rent current at that time together with the rise in the index during the past 12 months forward until October 15 of the previous year.

    In the event that government provisions should bar fulfillment of the specified rental adjustment, the rent shall, independent of the fixed points of adjustment, be immediately adjusted to the extent and from the moment it is lawful to do so.

  d)
  The provisions in the Rental Act § 4-3 relating to rent do not apply.

  e)
  Overdue rent or other payment obligations may not be withheld or placed on deposit by Lessee. Lessee may not counter with a claim Lessee may have against Lessor, unless the claim is admitted or has the force of law.

6.
RENT DOES NOT INCLUDE

a)
Expenditures for electrical power for lighting in the rented premises, for heat, ventilation/cooling, machines, equipment, or for outside areas included in the rental contract. Lessee promises to establish his own account for use of electrical power. The costs associated with setting up an account are borne by Lessee.

b)
Water and sewage fees.

c)
Renovation.

d)
Costs for required internal maintenance, environmental fees, and any additional taxes and fees imposed by the government as a consequence of the Lessee's business, shall be paid by Lessee.

e)
Heating oil and/or propane for heating and production, as well as all technical installations (including gauges) undertaken by Lessee.

f)
Insurance for his own furnishings, goods, personal property and windows/glass.

g)
Value-added tax/investment fees required by government regulations.

h)
In addition to rent, Lessee agrees to pay his fair share of the property's shared expenses based upon the use and size of the rented areas; this includes security, shoveling of snow from roadways, sweeping, power/maintenance of street/outdoor lighting, landscaping, etc.

    These costs are covered through an advance assessment of 40 NOR per square meter/year, that is, 120,000 NOR per year/30,000 NOR per quarter. These are subject to adjustment.

    The amount of the advance assessment is due for payment at the same time as the rent. Lessor determines the amount of the advance assessment.

    Shared fees will include more than electricity and fuel, and the limitation of Rental Act § 3-1 does not apply.

7.
GUARANTY

  Before the lease goes into effect, Lessee shall provide guaranty (surety) from a bank or insurance company, to insure proper fulfillment of the contract—including coverage of rent, share of heating and operational fees, and coverage of inadequate maintenance—in the amount of 2,238,750 NOR (9 months' rent)

  or alternatively, deposit an advance payment Lessor's operating account No. 5122 05.96447 in the amount of 2,238,750 NOR.

  This amount will be returned less any unresolved obligations two (2) months, at the latest, after the contract expires.

  The guaranty shall be formulated as follows.

    "The guarantor promises to pay, upon first request from the lessor, the outstanding debt of the lessee, documented by the lessor, and limited in extent by the upper limit of the guaranty.

    The lessor can report a claim covered by the guaranty, irrespective of the claim's expiration date, as long as the period of guaranty is in effect. See below:

    The guaranty shall be valid for 3 months after the expiration of the contract.

    The lessee understands and accepts that the failure to provide a satisfactory guaranty within four (4) weeks after the date of delivery of possession, specified under Point 4, will be regarded as a basic breach of the rental contract, giving the lessor the right to void the contract effective immediately."

8.
LESSOR'S OBLIGATIONS—RIGHTS

a)
Lessor will deliver possession of the premises in conformity with Point 2 of this contract.

b)
Lessor or its agent may establish house rules. If Lessor has not stipulated otherwise, the Oslo Homeowners' Association House Rules apply to business premises.

c)
Lessor takes care of the outside maintenance of the building. He is entitled to undertake all exterior and interior work found necessary to execute the reasonable maintenance of the property.

    Lessor shall have access to the premises in order to verify that they are being used as anticipated, and that Lessee is fulfilling his maintenance obligation as specified by the contract.

    Should Lessee neglect his maintenance obligation as specified by the contract, Lessor can, to the degree he deems it necessary to safeguard valuables and the operation of the property, initiate the necessary maintenance work and hold Lessee responsible for all related costs.

9.
LESSEE'S OBLIGATIONS—RIGHTS

a)
Should Lessee desire to do alteration work in the rented premises, a written request for said work must be sent to Lessor. The request should contain a description of the work and, if needed, drawings. Such work must not begin before consent is received in written form from the Lessor.

    Furthermore, it is up to Lessee to obtain the necessary permits from the public authorities for the work.

  b)
  Said structural alterations become the property of Lessor, free and clear, at the expiration of the lease, if Lessor does not desire to have the work removed or to have the premises returned to the condition prior to when the alterations were made.

    To the extent to which the alterations to the premises and/or use result in an increase in the insurance premium for Lessor, and/or other renters, Lessee will be held responsible for these increases. The same is true for increases that arise because of Lessee's specific business.

  c)
  Signs, including directional signs, may not be put up unless Lessor and any relevant public authorities have approved in writing the appearance, purpose, and placement of these.

  d)
  Before the lease goes into effect, and during the entire term of the lease, Lessee promises to ensure that the rented premises, including all installations and alterations made under Lessee or Lessor's direction, are consistent with and appropriate to his business, type of operation, employees, and public guidelines.

  e)
  Lessee is responsible for the internal maintenance of the rented premises, including the furnishings and installations. Lessee promises to maintain the entrance door and windows, including glass and framework.

    Interior maintenance also includes floor coverings, ceiling panels, walls, posts, electrical lines from switchboard or fuse box, all electrical equipment as well as heat, ventilation, and sanitation equipment of the rented premises.

    Lessee's responsibility also includes accidental damage and replacement. This extends to furnishings shared by several renters on the property. In this case, costs may be distributed among the shared costs.

  f)
  Lessee promises to treat the rental premises and the rest of the property with appropriate care and is liable for replacement of all damage for which he, his employees, permanent and casual, as well as movers, delivery people, subletters, and people he grants access to his property, are responsible.

    The premises may not be used in a manner that diminishes the courtyard's reputation or subjects other renters/neighbors to noise, dust, odor, or clutter in the indoor/outdoor shared areas of the property.

  g)
  Lessee's maintenance and replacement liability also includes damages that result from break-ins to the premises included into the lease. Lessee promises to acquire insurance that fully covers all burglaries and vandalism, including damage to doors and windows, their glass/framework, as well as loss of system keys/key cards.

  h)
  Lessee is liable for loss of keys/key cards. The loss of keys/key cards shall immediately be reported to Lessor. Should the loss of Lessee's keys/key cards lead to increased risk for other renters or the property's shared areas/installations, Lessor is entitled to replace the lock system/parts thereof at Lessee's expense.

10.
TERMINATION OF THE RENTAL AGREEMENT

a)
When the lease expires, the rented premises shall be returned to the possession of Lessor in an orderly and clean condition, including all windowpanes, and with such equipment and furnishings as were found there at the time the lease went into effect.

    All distributed keys must be returned to Lessor. Lessee will be liable for replacement of lost keys, see Point 9, h).

  b)
  In the event that Lessee substantially defaults on the obligations set forth in this contract or the provisions of the Rental Act, Lessor can void the contract. Lessee is then obligated to vacate the premises immediately. Lessee continues to be obligated to pay rent for the remainder of the rental term, unless Lessor finds new tenants, along with Lessor's costs related to clearance, cleaning, and repair of the premises, and any resultant eviction lawsuit.

    Moreover, Norwegian contract law standard practices on default apply.

    Lessee accepts that Lessor can demand compulsory removal if he does not voluntarily vacate the rental space when the rental term has expired or in the event that the rent and other payment obligations have not been paid when due.

11.
SUBLETTING

  Subletting is permitted with Lessor's written consent. Lessor may not deny consent without good cause.

12.
TRANSFERENCE

  Transference of the rental contract is not permitted.

  Rental Act § 8-4 does not consequently apply.

13.
THIS RENTAL AGREEMENT

  This rental agreement is issued in two (2) copies, of which Lessor and Lessee each have one.

Fredrikstad, June 9, 2000
As Lessor:	As Lessee:
VÆRSTE AS	Proxima ASA

Petter Fredriksen

Enclosure 1:        Drawing of the rental areas.

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  EXHIBIT 10.32
RENTAL CONTRACT
Between Proxima ASA Business No. 976 683 420 (hereafter called Lessee) and Vaerste AS (hereafter called Lessor)